Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PACASO INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF SEPTEMBER, A.D. 2025, AT 12:27 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

7775384 8100
SR# 20253888104

Authentication: 204677905
Date: 09-08-25

CERTIFICATE OF AMENDMENT TO
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PACASO INC.

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

The undersigned, for the purposes of amending the Sixth Amended and Restated Certificate of Incorporation of Pacaso Inc., filed on September 9, 2024, hereby certifies as follows:

1. The name of the corporation (hereinafter called the "**Corporation**") is Pacaso Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 30, 2019.

2. The Sixth Amended and Restated Certificate of Incorporation of the Corporation (the "**Existing Certificate**") is hereby amended by striking out the first sentence of Article FOURTH of the Existing Certificate and substituting in lieu thereof the following:

> **FOURTH**: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 350,466,290 shares of Common Stock, $0.00001 par value per share ("**Common Stock**") and (ii) 99,395,105 shares of Preferred Stock, $0.00001 par value per share ("**Preferred Stock**").

3. The Existing Certificate is hereby further amended by striking out the first sentence of Article FOURTH, Section A of the Existing Certificate and substituting in lieu thereof the following:

> 150,000,000 shares of the authorized Common Stock of the Corporation are hereby designated "**Class A Common Stock**", 140,000,000 shares of the authorized Common Stock of the Corporation are hereby designated "**Class B Common Stock**", 31,508,762 shares of the authorized Common Stock of the Corporation are hereby designated "**Class C Common Stock**" and 28,957,528 shares of the authorized Common Stock of the Corporation are hereby designated "**Class D Common Stock**", each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

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The Amendment of the Existing Certificate herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

EXECUTED, this 2nd day of September, 2025.

By: ______________________________

G. Austin Allison, President and Chief Executive Officer